Exhibit 3.1

FIRST AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

BROAD CAPITAL ACQUISITION CORPORATION

Pursuant to Section 242 of the Delaware General Corporation Law

BROAD CAPITAL ACQUISITION CORPORATION (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is Broad Capital Acquisition Corporation. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on April 16, 2021 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on January 10, 2022 (the “Amended and Restated Certificate of Incorporation”).

2.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	Section 9.1(c) is hereby added to Article IX as follows:

(c)	In the event that the Corporation has not consummated an initial Business Combination within 12 months from the date of the closing of the Offering, upon the Sponsor’s request, the Corporation may extend the period of time to consummate a Business Combination by an additional nine months, provided that (i) the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account an additional $0.0625 per share for each such one-month extension until October 13, 2023, unless the Closing of the Company’s initial business combination shall have occurred for such extension in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a Business Combination and (ii) the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with. The gross proceeds from the issuance of such promissory note(s) shall be held in the Trust Account and used to fund the redemption of the Offering Shares in accordance with Section 9.2.

IN WITNESS WHEREOF, Broad Capital Acquisition Corporation has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 11th day of January 2023.

BROAD CAPITAL ACQUISITION CORPORATION

By:	/s/ Johann Tse
Name:	Johann Tse
Title:	Chief Executive Officer